Exhibit 99.1

Meta Financial Group, Inc.® Declares Cash Dividend

SIOUX FALLS, S.D., May 18, 2022 - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.05 per share for the third fiscal quarter of 2022. This dividend will be payable on July 1, 2022 to shareholders of record as of June 9, 2022.

At March 31, 2022, the Company had total assets of $6.89 billion and shareholders’ equity of $763.4 million.

This press release and other important information about the Company are available at MetaFinancialGroup.com.

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.®(Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for allTM. Through our subsidiary, MetaBank®, N.A., we strive to increase financial availability, choice, and opportunity across strategic service lines including Payments, Commercial Finance, and Consumer Solutions, which is comprised of tax services and consumer lending. These solutions are seamlessly integrated to provide end-to-end support to the individuals and businesses who are powering the everyone economy. On March 29, 2022, MetaBank announced it is changing its name to PathwardTM, N.A., and Meta Financial Group, Inc. is changing its name to Pathward Financial, Inc.TM. Meta Financial Group, Inc. will make certain changes immediately and fully transition to Pathward Financial, Inc.TM by the end of this calendar year. Learn more at MetaFinancialGroup.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@metabank.com

Media Relations Contact
mediarelations@metabank.com